EXHIBIT 21.0


                                  SUBSIDIARIES



     Name                             Jurisdiction of Formation

CyberOptics UK, Ltd.                  United Kingdom

CyberOptics Holdings UK, Ltd.         United Kingdom

CyberOptics (Singapore) Pte. Ltd      Singapore

CyberOptics Semiconductor, Inc.       Minnesota